Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this registration statement on Form S-3 and related prospectus of ReWalk Robotics Ltd. for the registration of ordinary shares, par value NIS 0.01 per share, warrants and debt securities and to the incorporation by reference therein of our report dated February 29, 2016, with respect to the consolidated financial statements of ReWalk Robotics Ltd. and its subsidiaries included in ReWalk Robotics Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
February 29, 2016	A Member of EY Global